UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)*


                       Lone Star Steakhouse & Saloon, Inc.
                                (Name of Issuer)


                          Common Stock, $.01 par value
                         (Title of Class of Securities)


                                    542307103
                                 (CUSIP Number)


                               December 28, 2000
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [ ]  Rule 13d-1(b)

    [X]  Rule 13d-1(c)

    [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 542307103                   13G                     PAGE 2 OF  4 PAGES
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1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      Chilton Investment Company, Inc.
      13-3667517
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
      Instructions)(a)[ ]  (b)[X]
--------------------------------------------------------------------------------
3     SEC USE ONLY

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4     CITIZENSHIP OR PLACE OF ORGANIZATION
      State of Delaware
--------------------------------------------------------------------------------
              5      SOLE VOTING POWER
  NUMBER OF          1,800,900
   SHARES            -----------------------------------------------------------
BENEFICIALLY  6      SHARED VOTING POWER
  OWNED BY           0
    EACH      ------------------------------------------------------------------
  REPORTING   7      SOLE DISPOSITIVE POWER
   PERSON            1,800,900
    WITH      ------------------------------------------------------------------
              8      SHARED DISPOSITIVE POWER
                     0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,800,900
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      7.2 %
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)
      CO
--------------------------------------------------------------------------------

                                                               PAGE 3 OF 4 PAGES


Pursuant to Rule 13d-2(b) of Regulation 13D-G under the Securities Exchange Act of 1934, as amended, the Schedule 13G initially filed on November 1, 1999 (the "Schedule 13G") by Chilton Investment Company, Inc. (the "Reporting Person") and amended on February 14, 2000 ("Amendment No. 1"), with respect to the common stock, $.01 par value (the "Common Stock") of Lone Star Steakhouse & Saloon, Inc., a Delaware corporation, is hereby amended by this Amendment No. 2 to the
Schedule 13G to report a change in beneficial ownership. The Schedule 13G is hereby amended as follows:

ITEM 4.       OWNERSHIP.

              (a)   Amount beneficially owned:    1,800,900 shares

              (b)   Percent of class: 7.2%

              (c)   Number of shares as to which the person has:

                    (i)   Sole power to vote or to direct the vote: 1,800,900
                    (ii)  Shared power to vote or to direct the vote: 0
                    (iii) Sole power to dispose or to direct the disposition
                          of: 1,800,900
                    (iv) Shared power to dispose or to direct the disposition of: 0

                                                               PAGE 4 OF 4 PAGES


                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 8, 2001


                                        CHILTON INVESTMENT COMPANY, INC.

                                    By: /s/ Norman B. Champ, III
                                        ---------------------------------------
                                        Name: Norman B. Champ, III
                                        Title: Managing Director